EXHIBIT 10.02

PURCHASE AND SALE AGREEMENT

REFERENCE TERMS

Effective Date:	November 5, 2024 [Opening paragraph]
Seller:	TTEC Services Corporation, a Nevada corporation [Opening paragraph]
Buyer:	Catholic Health Initiatives Colorado, a Colorado nonprofit corporation [Opening paragraph]
Property:	See description attached as Exhibit A. [§1]
Purchase Price:	$45,500,000.00 [§2.1]
Deposit:	$250,000.00, deposited no later than ten (10) business days following the Effective Date unless otherwise agreed to in writing (which may be via email) by Seller. [§2.2]
Escrow Holder:	Fidelity National Title Insurance Company, Attn: Darren Hone, Email: Darren.Hone@fnf.com [§6.1]
Seller’s Delivery of Property Documents:	Five (5) business days following the Effective Date [§3.2]
Title Objection Deadline:	Seven (7) business days prior to the expiration of the Due Diligence Period [§3.3(a)]
Due Diligence Period:	Expired on Monday, July 29, 2024, which date is Forty-five (45) days following the Access Agreement Date [§3.1]
Development Approvals Period

Expiring on Tuesday, October 15, 2024, which is the first business days following the date that is One Hundred Twenty (120) days following the Access Agreement Date, subject to four (4) available thirty (30) day extensions with payment of $200,000.00 each.

Closing Date:	Not later than thirty (30) days following expiration of the Development Approvals Period [§6.3(a)]
Exhibits:

Exhibit A:Legal Description
Exhibit B:List of Leases and Service Contracts
Exhibit C:Reserved
Exhibit D:Form of Deed
Exhibit E:Form of Bill of Sale
Exhibit F:Form of Assignment of

Intangible Personal Property

PURCHASE AND SALE AGREEMENT
(9197 S. Peoria Street, Englewood, Colorado)

This PURCHASE AND SALE AGREEMENT (“Agreement”) is by and between TTEC Services Corporation, a Nevada corporation (“Seller”), and Catholic Health Initiatives Colorado, a Colorado nonprofit corporation (“Buyer”), and is made effective on the date (hereinafter, the “Effective Date”) upon which this Agreement has been fully executed and delivered by both Seller and Buyer.

RECITALS

A.Seller owns those certain parcels of real property known as 9197 S. Peoria Street, Englewood, Colorado on two parcels of real property located in Douglas County, Colorado, consisting of approximately 24 acres in total, known as APN: 2231-122-05-003 and 2231-122-05-002 (the “Land”). The Land is more particularly described in Exhibit A attached hereto.
B.Seller has agreed to sell the Property (as defined below) to Buyer, and Buyer has agreed to purchase the Property from Seller, on the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, which are specifically incorporated into the body of this Agreement as matters of contract and not mere recital, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.Purchase and Sale. Subject to all of the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

1.1.Real Property.  The Land, together with (i) all improvements located thereon (the “Improvements”), (ii) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (iii) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);

1.2.Tangible Personal Property.  All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property, but specifically excluding (i) any items of personal property owned by any tenants of the Property, (ii) any items of personal property in Seller’s property management office, if any, located on the Real Property, (iii) any items of personal property owned by third parties and leased to Seller, and (iv) the Salvaged Property (collectively, the “Tangible Personal Property”).  The “Salvaged Property” means all movable personal property, fixtures, and structural components located within the Improvements that Seller removes from the Improvements after the Closing

Date as more specifically set forth in Section 29.  Prior to Closing, Seller will provide to Buyer any list which is in Seller’s possession of such Tangible Personal Property and will preliminarily identify (for informational purposes only) which of the same will be Salvaged Property; and

1.3.Intangible Personal Property.  To the extent assignable, all intangible personal property, if any, owned by Seller and related to the Real Property, including, without limitation: any plans and specifications and other architectural and engineering drawings; any warranties; surveys, engineering reports and other technical information relating to the Real Property, any contract rights related to the Real Property which Buyer expressly elects to assume in writing and without obligation; and any governmental or non-governmental permits, approvals and licenses (including any pending applications) (collectively, the “Intangible Personal Property”).

2.Purchase Terms.
2.1.Purchase Price. The purchase price for the Property shall be Forty-Five Million Five Hundred Thousand and no/100 Dollars ($45,500,000.00) (the “Purchase Price”).
2.2.Deposit.  No later than ten (10) business days following the Effective Date, Buyer shall deposit with the Escrow Holder (as defined below) immediately available funds in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Deposit”). From and after Escrow Holder’s receipt of the Deposit, all references in this Agreement to the “Deposit” shall mean and refer to the Deposit, minus the Independent Consideration (as defined, and treatment of which being further described, in Section 2.3 below). The Escrow Holder shall hold the Deposit in an interest-bearing account with interest accruing for the benefit of the party entitled to the Deposit in accordance with the terms of this Agreement. The Deposit shall be refundable to Buyer only if this Agreement is terminated by Buyer due to a default by Seller.
2.3.Independent Consideration.  Notwithstanding the foregoing to the contrary, upon the Escrow Holder’s receipt of the Deposit and as consideration for Buyer’s right to purchase the Property and for Seller’s execution, delivery and performance of this Agreement, One Hundred Dollars ($100.00) (the “Independent Consideration”) of the Deposit shall be considered fully earned by Seller but shall be applied as a credit to the Purchase Price in the event Closing occurs.  The Independent Consideration is independent of any other consideration or payment provided for in this Agreement, is non-refundable, and, if this Agreement is terminated for any reason by any party, the Independent Consideration shall be paid to Seller notwithstanding any other provision of this Agreement.
2.4.Deposit Credit; Closing Payment. The Deposit shall be credited against the Purchase Price at the Closing (defined below in Section 6.1). At the Closing, Buyer shall pay to Seller in immediately available funds the remaining sum of the Purchase Price less the Deposit (the “Closing Payment”).
3.Buyer’s Inspection and Approval; Condition of Title.
3.1.Right of Entry; Due Diligence Investigations.

(a)Due Diligence Investigations. The parties acknowledge and agree that on June 14, 2024 (the “Access Agreement Date”), Buyer and Seller entered into that certain Early Access Agreement pursuant to which Seller permitted access to the Property to Buyer to commence certain due diligence investigations. During the period that commences on the Effective Date, and ending at 11:59 p.m. Denver, Colorado time on July 29, 2024, which is the date that is forty-five (45) days after the Access Agreement Date (the “Due Diligence Period”), Buyer, through its employees, agents and consultants, shall be entitled to conduct a full inspection of the Property, which shall include, without limitation, entering the Real Property at reasonable times and upon reasonable notice (not less than 24 hours, which may be email notice) to Seller.  Such inspection by Buyer shall be at Buyer’s sole cost and expense and may include, without limitation, a physical inspection of the condition of the Real Property, an inspection and examination of the soils and the environmental condition of the Real Property (including, without limitation, an asbestos and/or lead paint report, Phase I Environmental Site Assessment of the Real Property (a “Phase I”) and a Phase II Environmental Site Assessment of the Real Property (a “Phase II”) (but subject to Seller’s prior written approval pursuant to Section 3.1(b) and only if required or recommended by the results of the Phase I)), seismic testing, an inspection of the condition of title to the Real Property pursuant to Section 3.3 below and a review and investigation of the effect of any zoning, private land use restriction, maps, permits, reports, engineering data, landscape plans, improvement plans, leasing, business or economic conditions and/or prospects for the Property, regulations, ordinances and laws affecting the Property, and such other matters as Buyer deems relevant to Buyer’s decision to purchase or not purchase the Property. Subject to the foregoing notice requirements, Seller will permit Buyer and its current and prospective contractors, lenders, insurers, investors, consultants and other agents and representatives and each of their respective employees, contractors, consultants, agents and representatives (collectively, “Buyer Related Parties”), at no cost or expense to Seller, to tour and access all areas of the Real Property to fully assess the Property’s condition. Seller may require that Seller or Seller’s agent accompany Buyer and/or Buyer Related Parties during any such access; provided, however, that if Seller or Seller’s agent is not reasonably available, then Seller shall allow Buyer and Buyer Related Parties to access the Real Property and perform such site inspection unaccompanied.
(b)Limitations on Surface Intrusion Investigations.  If Buyer plans to undertake any investigation on or about the Real Property which involves intrusion to the surface of the Real Property, then Buyer must (1) give Seller advance written notice (which notice may be via email) describing the scope and schedule of the work or activities involved in the investigation and the identity of the contractor, and obtain Seller’s prior written approval of such intrusive studies, in Seller’s sole and absolute discretion in connection with a Phase II, but otherwise for geotechnical and similar soils studies in connection with the proposed development of the Real Property, Seller’s approval will not be unreasonably withheld, conditioned or delayed, and (2) after the completion of the work, restore the Real Property to a condition substantially similar to that existing at the time immediately prior to the work. If Seller fails to respond to Buyer’s request for consent for approval within five (5) days of Seller’s receipt thereof, Seller shall be deemed to have denied approval to such intrusive investigation(s) described in Buyer’s request therefor.  Any such intrusive investigation shall be performed by reputable parties and all costs thereof shall be paid by Buyer.
(c)Intentionally omitted.

(d)Exclusivity.  Seller agrees that, from the Effective Date until the earlier of such time as: (i) the Closing Date (as defined below), or (ii) the termination of this Agreement, Seller shall not, directly or indirectly, through any officer, director, agent, representative or otherwise, solicit or initiate any inquiries, engage in negotiations or other substantial discussions, or enter into any agreement with any party, with respect to the transaction contemplated under this Agreement and shall discontinue any pending discussions or negotiations with respect to the transaction contemplated hereunder.
(e)Conduct; Insurance; Indemnity. The conduct of Buyer’s employees, agents and consultants upon the Real Property shall not unreasonably disrupt Seller’s or any other party’s use of the Real Property at any time.  Buyer shall promptly repair any damage caused to the Real Property as a result of Buyer’s entry on the Real Property and shall restore the Real Property after any such entry to substantially the same condition as existed at the time immediately preceding such entry by Buyer.  Buyer shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Real Property by reason of the performance of any work or the purchase of any materials by Buyer or any other party in connection with any inspections of the Real Property conducted by or for Buyer. Buyer shall maintain, and shall assure that its contractors maintain, commercial general liability insurance in amounts and in form and substance reasonably adequate to insure against liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Real Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify, protect, defend and hold harmless Seller together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, and trustees (collectively, “Seller’s Indemnified Parties”) from and against any and all obligations, liabilities, demands, claims, damages, costs, expenses, penalties, losses, liens, judgments, legal or administrative proceedings, and fees (including reasonable attorneys’ and experts’ fees and costs) whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) arising from any entry, examinations, inspections, tests or restoration conducted by Buyer on the Real Property; provided, however, Buyer shall not be obligated to defend or indemnify Seller, nor to repair any damage caused in whole or part by any one or more of the following: (i) the discovery of Hazardous Substances (as defined below); (ii) a pre-existing condition in, on or about the Real Property, except to the extent exacerbated by Buyer’s activities; or (iii) the gross negligence or willful misconduct of Seller or Seller’s Indemnified Parties. The provisions of this Section 3.1(e) shall survive the termination of this Agreement for a period of one (1) year. Notwithstanding anything contained in this Agreement, the foregoing indemnity shall not cover, apply to or include, and Buyer shall not be liable or responsible under this Agreement for, any punitive or exemplary damages, unless such punitive or exemplary damages are assessed against the Seller by third parties, due to an action or omission to act of Buyer.
3.2.Seller’s Property Documents. If not already delivered to Buyer, then within five (5) business days after the Effective Date, Seller shall provide Buyer with access to all documents and materials in Seller’s possession or control relating to the Property for purposes of inspection, including, without limitation, title information, environmental assessments, tests, studies, surveys, maps, plans, records, licenses, permits, leases (and all amendments thereto, including, without limitation, the Leases (as hereinafter defined)), agreements and contracts (including, without limitation, the Service Contracts (as hereinafter defined)), warranties, entitlements, construction drawings, building permits, physical condition reports, structural reports, mechanical and electrical reports, engineering studies, governmental notices and approvals, appraisals, and any materials pertaining to the Meridian business park (collectively, the “Property Documents”). Seller’s obligation to provide access to the Property Documents shall be on an ongoing basis during the Due Diligence Period with Seller delivering new and updated information promptly following receipt or discovery, and promptly upon Buyer’s request, Seller shall deliver any other items reasonably requested by Buyer and relating to the Property; provided, however, that under no circumstances will the Due Diligence Period be extended, and Buyer’s sole remedy will be to terminate this Agreement pursuant to Section 3.5.
3.3.Review and Approval of Title and Survey. Prior to the execution of this Agreement by Seller, Buyer has ordered an updated preliminary title report or commitment to issue to Buyer an extended coverage ALTA Owner’s Policy (the “Title Report”) from the Escrow Holder, which shall be delivered to Buyer, together with legible copies of all underlying documents relating to title exceptions referred to therein.  Buyer shall provide a copy of the Title Report to Seller promptly upon Buyer’s receipt of the same.  Seller shall also furnish to Buyer as part of the Property Documents any existing ALTA survey of the Real Property (the “Existing Survey”).  Buyer has ordered a new ALTA survey of the Real Property from a duly licensed surveyor (the “Survey”).  Buyer shall provide a copy of the Survey to Seller, which shall be certified to the Escrow Holder and Buyer.  Seller shall be responsible to pay the entire cost of the Survey, which may be credited to Buyer at Closing, or reimbursed to Buyer promptly following termination of this Agreement, as the case may be.
(a)Buyer’s Title Review. On or before the date that is seven (7) business days prior to the expiration of the Due Diligence Period (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Real Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”).  In the event the Escrow Holder amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within five (5) business days after Buyer’s receipt of such Title Report Update (each, a “Title Update Review Period”).  Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the expiration of the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be deemed “Approved Conditions of Title” as defined in Section 3.3(d) below.
(b)Seller’s Title Response.  If Seller receives a timely Objection in accordance with Section 3.3(a) (“Buyer’s Title Notice”), Seller shall have the right, but not the obligation, within three (3) business days after receipt of Buyer’s Title Notice (“Seller’s Title Response Period”), to elect to cure any such matter upon written notice to Buyer (“Seller’s Title Response”).  If Seller does not give any Seller’s Title Response, or if Seller fails to give any Seller’s Title Response within the Seller’s Title Response Period, Seller shall be deemed to have elected not to cure any such matters.  Notwithstanding anything to the contrary in this Agreement, Seller shall be obligated to cure the following matters affecting title to the Real Property (collectively, “Required Corrections”): (A) any Objection set forth in Buyer’s Title Notice that may be cured by the payment of money and for which the cost to cure is less than $1,000.00; and (B), whether or not objected to by Buyer matters that are described in any of the following clauses:  (i)  mortgage or deed of trust liens, ground leases, equipment leases or security interests against the Real Property or documents evidencing, securing or perfecting any obligations evidenced or secured thereby; (ii) leases, subleases, or licenses permitting possession or use of the Real Property other than the Leases; (iii) liens for taxes or assessments other than for real property taxes and assessments not yet due and payable; (iv) liens filed by architects, design professionals or engineers, mechanics’ or material suppliers other than those assisting in Buyer’s due diligence; and (v) lis pendens, judgement liens, statutory liens or liens caused or permitted by Seller after the date of this Agreement without Buyer’s consent.
(c)Buyer’s Title Approval.  If Seller elects (or is deemed to have elected) not to cure any Objections raised in any Buyer’s Title Notice timely delivered by Buyer to Seller pursuant to Section 3.3(b) above, then Buyer may provide written notice of its election to either terminate this Agreement or waive such Objections (or such Required Correction(s)) and proceed to Closing, which notice of termination shall be given, if at all, by the expiration of the Due Diligence Period, or, in the case of Objections arising from a Title Report Update, no later than four (4) business days after the earlier of the date of (such date, the “Title Report Update Termination Deadline”) (i)  Buyer’s receipt of Seller’s Title Response stating that Seller will not cure any such Objection, or (ii) the expiration of Seller’s Title Response Period if Seller does not deliver a Seller’s Title Response.  If Buyer fails to deliver such written notice to either terminate this Agreement or waive such Objections, or delivers notice of its election to waive such Objections by the expiration of the Due Diligence Period or the Title Report Update Termination Deadline, as applicable, all such Objections shall become “Approved Conditions of Title.”  If Buyer timely delivers notice of its election to terminate this Agreement, then this Agreement shall terminate and the Deposit shall be released to Seller, and neither party shall have any further rights or obligations hereunder, except for any provisions that expressly survive the termination of this Agreement.  In acknowledgement that prior to the Effective Date (i) Buyer had opportunity to, and delivered, Buyer’s Title Notice by the Title Review Deadline, (ii) Seller timely delivered Seller’s Title Response, and (iii) the Due Diligence Period has expired without delivery by Buyer of written notice to either terminate this Agreement or waive its Objections, Buyer acknowledges and agrees that all Objections raised in Buyer’s Title Notice have become “Approved Conditions of Title” and Buyer shall have no further right to terminate this Agreement under this Section 3.3(c) except in the case of Objections to any matter first raised in a Title Report Update as provided herein.
(d)Title Policy. At the Closing, Seller shall deliver to Buyer good and marketable title to the Real Property free and clear of all monetary liens, subject only to (i) a lien to secure payment of real estate taxes and assessments, not yet due and payable; (ii) exceptions which are approved and/or accepted by Buyer in accordance with Section 3.3(c) above including, without limitation, disapproved exceptions which Seller did not agree to remove pursuant to Section 3.3(b) above; and (iii) such other title matters (excluding Required Corrections) affecting the Real Property created by or with the written consent of Buyer (collectively, the “Approved Conditions of Title”).  Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Escrow Holder to issue, at Closing, an extended coverage ALTA owner’s policy of title insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, or its permitted assignee, subject only to the Approved Conditions of Title, and otherwise in form and with such endorsements thereto as Buyer may reasonably request (the “Title Policy”).

3.4.Seller’s Termination of Leases and Service Contracts.  Seller shall terminate at Seller’s sole cost and expense on or before the Closing Date all Leases and Service Contracts (including, without limitation, any management and listing agreements) that affect the Property.
3.5.Buyer’s Approval of Condition of the Property; Right to Terminate. Buyer shall have until the expiration of the Due Diligence Period to examine, inspect, and investigate the Property, title, and survey, and, in Buyer’s sole and absolute discretion and for any reason or no reason, to determine whether Buyer wishes to proceed with the transactions contemplated hereunder. If Buyer elects, in its sole and absolute discretion, to proceed with the transactions contemplated hereunder, then Buyer shall deliver to Seller written notice of the same (the “Waiver Notice”) on or before the expiration of the Due Diligence Period; provided, however, if Buyer fails to deliver the Waiver Notice on or before the expiration of the Due Diligence Period, then this Agreement shall automatically terminate upon the expiration of the Due Diligence Period, the Deposit shall be immediately released to Seller, and neither party shall have any further liability or obligation to the other under this Agreement, except for any provisions that expressly survive the termination of this Agreement.  If this Agreement does not so terminate, then, promptly following Buyer’s delivery of the Waiver Notice, Escrow Holder shall release One Hundred Thousand and No/100 Dollars ($100,000.00) of the Deposit to Seller.  In acknowledgement that the Due Diligence Period has expired prior to the Effective Date, Buyer acknowledges and agrees that by execution and delivery of this Agreement, Buyer is deemed to have delivered the Waiver Notice to Seller and Buyer shall have no further right to terminate this Agreement under this Section 3.5.
3.6.Development Approvals Period.
(a)The Closing is conditioned upon Buyer obtaining all design committee approvals, permits, consents, authorizations, variances, waivers, licenses, certificates, government incentives, and approvals (collectively, the “Development Approvals”) from the applicable governmental, quasi-governmental and association/committee authorities for Buyer’s intended development and use of the Property for hospital and clinic uses (the “Project”) in Buyer’s sole but reasonable discretion, including, without limitation, obtaining (i) a waiver, release and/or termination in form and substance reasonably acceptable to Buyer from all necessary parties to cause the termination or release of the “office only” restrictions on the Real Property, as such restrictions may appear in that certain Special Warranty Deed (the “1997 Deed”) from Meridian Associates East to TCI Realty Investments Company, recorded on October 22, 1997 at reception number 9759592 (defined below), the Declaration (defined below), the Master Plan (as defined in the Declaration), or any other private land use restrictions encumbering the Real Property (the foregoing, collectively, the “Use Restriction Release”), and (ii) full approval (including sketch plan, schematic design and design development submittals) from (a) the Design Control Committee and such other approving boards or committees under that certain Amendment and Restatement of Declaration of Protective Covenants of Meridian 901 Corporation, recorded on November 2, 1984 at reception number 339096 (as the same may be amended, supplemented, modified, replaced and/or restated from time to time, collectively, the “Declaration”), and (b) the grantor under the 1997 Deed, or its successors and assigns, authorizing (or, in Buyer’s sole and absolute discretion, providing sufficient assurances to Buyer that it will authorize) development of the Project.

(b)Buyer shall have until the date that is one hundred twenty (120) days after the Access Agreement Date to obtain the Development Approvals (as may be extended, the “Development Approvals Period”).  Buyer may extend the Development Approvals Period for up to four (4) additional periods of thirty (30) days each (each, a “Development Approvals Extension”) by giving notice to Seller of the exercise of such Development Approvals Extension no later than the expiration of the Development Approvals Period, as it may have been previously extended, and, for each such Development Approvals Extension, depositing the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) with the Escrow Holder ten (10) days after delivery of notice of such Development Approvals Extension (each, a “Development Approvals Extension Deposit”).  Each Development Approvals Extension Deposit shall be deemed non-refundable except in the case of Seller’s default or as otherwise provided herein and shall be applicable to the Purchase Price at Closing (including all interest earned thereon).  Buyer may terminate this Agreement if, in Buyer’s sole and absolute discretion, Buyer is unable to obtain any Development Approval by giving written notice of such termination to Seller on or before the last day of the Development Approvals Period, in which case the Deposit and any Development Approvals Extension Deposits deposited with Escrow Holder will be released to Seller and neither party shall have any further liability or obligation to the other under this Agreement except for any provision of this Agreement that expressly survives the termination of this Agreement.
(c)Buyer shall have the ability to submit applications, documents, forms, etc. to all applicable state and local governmental, quasi-governmental, association/committee authorities, and other entities with jurisdiction over the Property (collectively, “Authorities”) as required during pursuit of all requisite entitlements and approvals for development of the Project, including planning and zoning consents, building permits, onsite/offsite utility coordination, lot combinations, etc.  In addition, Seller agrees to cooperate in Buyer’s pursuit of the Development Approvals at no material cost to Seller, and shall execute all documents related to any zoning, permitting or authorizations related to the Property as Buyer may reasonably deem necessary or appropriate in connection with Buyer’s intended use and development of the Project, including without limitation, those required by governmental, quasi-governmental and association/committee authorities, utility company and authorities having jurisdiction, together with any construction-related easements (including crane swing and tie-back easements) affecting adjacent property(ies).  Seller hereby authorizes Buyer to negotiate and execute the Development Approvals, and all applications, acknowledgements, consents, petitions, approvals, and similar documents necessary for Buyer (or Buyer’s consultants, agents, and professionals) to obtain the Development Approvals, on behalf of Seller, provided, that Buyer keep Seller reasonably informed as to the status of such Development Approvals, provide copies to Buyer of all submittals to all Authorities concurrently with such submittals, and provide Seller with at least five (5) days’ notice, which such notice may be by email, prior to any public hearing with respect to the same. Buyer shall use commercially reasonable and diligent efforts in making its submittals to the Authorities in pursuit of the Development Approvals.  In no event may any Development Approvals (or any related approvals applied for or obtained by Buyer) be binding on Seller or the Property prior to Closing; provided, however, the parties agree and acknowledge that while a development agreement and plat may be approved prior to Closing, such development agreement and plat may not be recorded prior to Closing.
(d)Subject to the requirements of Sections 3.1(a), (b), and (e), including but not limited to the requirements related to notice and insurance, Buyer and Buyer Related Parties may enter on the Property during the Development Approvals Period for the purpose of carrying out any inspections or activities as reasonably necessary to obtain the Development Approvals.
(e)Upon the expiration of the Development Approvals Period, (i) the remaining One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) of the Deposit that has not yet been released to Seller and (ii) any Development Approvals Extension Deposits deposited with Escrow Holder shall be promptly released to Seller by Escrow Holder, and shall be applicable to the Purchase Price.
4.Conditions Precedent.
4.1.Buyer’s Conditions Precedent. Buyer’s obligation to purchase the Property from Seller shall be conditioned upon and subject to each of the conditions precedent set forth below:
(a)Approval of Property. Buyer shall have approved in its sole discretion (i) the physical and environmental conditions of the Real Property, and (ii) the title condition of the Real Property in accordance with Section 3.3 above. The foregoing approvals shall be evidenced by Buyer’s delivery of a Waiver Notice to Seller, subject to any Title Report Updates as provided in Section 3.3 above.
(b)No Material Adverse Change. Except for the removal of the Salvaged Property as expressly permitted in this Agreement, no material adverse change in the physical condition of the Real Property not caused by Buyer shall have occurred, as reasonably determined by Buyer, from and after the Effective Date, including without limitation resulting from any damage or destruction to, or condemnation of the Real Property from and after Buyer’s approval of the Property pursuant to Section 3.5 above, unless Buyer elects to proceed to Closing as provided in Section 10 below. As used in this Agreement, the phrase “material adverse change” means an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments, or changes, materially adversely affects the condition, use, suitability for Buyer’s intended development, and/or marketability of the Property.
(c)Title Policy. The Escrow Holder is irrevocably committed to issue the Title Policy to Buyer as of Closing insuring title vested in Buyer subject only to the Approved Conditions of Title.
(d)Accuracy of Seller’s Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true in all material respects on or as of the Closing Date as though made at that time.
(e)Performance by Seller. Seller shall have, in all material respects, performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.
(f)No Litigation. No action, suit, investigation, inquiry, or other proceeding by or before any court or any governmental body or authority, shall have been instituted or threatened in writing against Seller or the Property that, if determined adversely, would prevent

Seller from performing its obligations to deliver title to the Real Property as required under this Agreement.
(g)Internal Approvals. Buyer shall have obtained all required internal governance approvals that Buyer deems necessary or required (collectively, “Internal Approvals”).
(h)Lease and Service Contracts.  Seller shall have effectively terminated at Seller’s sole cost and expense all (i) tenant leases, and any other occupancy agreements affecting the Real Property (collectively, “Leases”), and (ii) all contracts affecting the Real Property, including, without limitation, all management, service and maintenance agreements, and equipment or other leases (collectively, the “Service Contracts”), including without limitation those Leases and Service Contracts that are set forth on Exhibit B attached hereto.
(i)Development Approvals.  Buyer shall have obtained the Development Approvals.
(j)Assemblage Closing.  Buyer shall have closed on the acquisition of the adjacent two parcels owned by Shea Colorado LLC or its affiliate of approximately 19.02 acres of vacant land located at the SWC of E-470 and Peoria Street, in Englewood, Douglas County, Colorado, and commonly known as Lot 1B and 1C Meridian Office Park #3, 1st Amendment (the “Shea Parcels”).
4.2.Seller’s Conditions Precedent. Seller’s obligation to sell the Property to Buyer shall be conditioned upon and subject to each of the conditions precedent set forth below:
(a)Accuracy of Buyer’s Representations and Warranties. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on or as of the Closing Date as though made at that time.
(b)Performance by Buyer.  Buyer shall be prepared to pay to Seller the Purchase Price and all other amounts to be paid to it at Closing pursuant to the provisions of this Agreement.
4.3.Failure of Buyer’s Conditions Precedent.  If any of the conditions set forth in Section 4.1 above are not fulfilled on or before the Closing other than as a result of a default by Seller for which the provisions of Section 10 hereof shall control, Buyer may elect, upon notice to Seller, to either (1) terminate this Agreement, in which event the Deposit and any Development Approvals Extension Deposits deposited with Escrow Holder shall be immediately released to Seller and neither party shall have any further liability or obligation to the other, except for those that expressly survive the termination of this Agreement, or (2) waive any one or more of the foregoing conditions and proceed to Closing.
4.4.Failure of Seller’s Conditions Precedent. If any of the conditions set forth in Section 4.2 above are not fulfilled on or before the Closing, other than as a result of a default by Buyer for which the provisions of Section 9 hereof shall control, Seller may elect, upon notice to Buyer, to either (1) terminate this Agreement, in which event the Deposit and any Development

Approvals Extension Deposits deposited with Escrow Holder shall be immediately paid to Seller and neither party shall have any further liability or obligation to the other, except for those that expressly survive the termination of this Agreement, or (2) waive any one or more of the foregoing conditions and proceed to Closing.
5.Covenants.
5.1.Restrictions on Further Encumbrances and Activities by Seller on the Real Property. Prior to the Closing or any earlier termination of this Agreement, Seller shall not take any of the following actions without the prior written consent of Buyer, which consent (i) prior to expiration of the Due Diligence Period, shall not be unreasonably withheld, and (ii) after expiration of the Due Diligence Period, may be granted or withheld in Buyer’s sole discretion: (a) enter into, extend or otherwise modify or terminate any leases, contracts, guaranties, permits, licenses, warranties, options or agreements, including, without limitation, service, operating, maintenance, management or other agreement whatsoever affecting the Property that Seller cannot discharge or otherwise remove on or before the Closing; (b)  undertake any work or improvements of any kind upon the Real Property or any portion thereof, unless such work or improvements shall be completed and all persons and entities involved in such work or improvements shall have signed irrevocable releases of any liens they could assert in connection therewith; or (c) use, produce, treat, store, release, transport or dispose of any Hazardous Substances on the Real Property.
5.2.Insurance. From the Effective Date until the Closing or any earlier termination of this Agreement, Seller shall keep in full force and effect all policies of insurance covering the Property and activities relating to the Property (as such policies are in effect as of the Effective Date) and shall not materially amend, modify or otherwise cause to terminate such policies prior to the Closing Date.
5.3.Ownership and Conduct. During the term of this Agreement, Seller shall own and use the Property only in the ordinary and usual course of business and consistent with Seller’s practices in effect immediately prior to the Effective Date; use commercially reasonable efforts to preserve the goodwill and advantageous relationships with any applicable agencies, associations, committees or other parties having either jurisdiction or private rights applicable to the Real Property; and not willfully take any action or omission within Seller’s control which would cause a material adverse change or any of the representations or warranties of Seller contained in this Agreement to become inaccurate or any of the covenants of Seller to be breached. Seller shall use commercially reasonable efforts to maintain in existence all existing permits, licenses, leases and approvals necessary or reasonably appropriate to the ownership of the Property, subject, however, to Seller’s obligation to terminate all Service Contracts, leases or other occupancy agreements prior to Closing. Seller shall maintain the Real Property in good working order, condition and repair and in compliance with laws.
5.4.Indemnity. Seller shall indemnify, defend and hold harmless Buyer and Buyer Related Parties from and against any and all Claims caused by any actions or obligations of Seller in breach of this Section 5 with respect to the Property arising prior to the Closing Date. Seller’s indemnity obligations under this Section shall survive the Closing.

5.5.Notifications.  Seller agrees to advise Buyer as soon as practicable if Seller (a) receives written notice of any suit, action, arbitration, legal, administrative or other proceeding or inquiry, pending or threatened against the Property or relating to Seller which, if determined adversely, would affect Seller’s ability to perform its obligations under this Agreement, (b) acquires knowledge of any material damage or destruction to or receives written notice of condemnation proceedings to any portion of the Real Property, or (c) receives any written notice or correspondence from a governmental entity or association or committee of a claim that the Property does not comply in all material respects with any law, ordinance, rule or regulation, including any environmental law.
5.6.Declaration Estoppel. Seller shall use commercially reasonable efforts to obtain an estoppel from the declarant or such other responsible party under the Declaration in form and substance reasonably acceptable to Buyer confirming there are no assessments due and owing, and no defaults under, the Declaration, and such other detail as Buyer shall reasonably request (the “Declaration Estoppel”).
5.7.Publicity. Buyer and Seller shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement, and no such press release or public announcement shall be made without the prior written consent of both Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by applicable law, including the applicable laws of any United States or foreign securities exchange, or by any listing agreement with or the listing rules of a national securities exchange or trading market.  Notwithstanding the foregoing, nothing in this Section 5.7 shall prohibit or restrict disclosures of information made by or on behalf of either party or their affiliates or successors, to their respective counsel, accountants, limited partners, investors (current or prospective), financing sources, lenders, consultants and other advisors.
6.Escrow and Closing.
6.1.Escrow. Seller has opened, or shall open promptly following the Effective Date, escrow (the “Escrow”) with Fidelity National Title Insurance Company, Attention: Darren Hone, Phone: 720-200-1241, Email: Darren.Hone@fnf.com (the “Escrow Holder”), for the purpose of closing the purchase and sale of the Property pursuant to this Agreement (the “Closing”).
6.2.Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Escrow Holder, and this instrument shall serve as the instructions to the Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.
6.3.Closing; Closing Date; Escrow Duties.

(a)Closing; Closing Date.  The Closing shall occur at the time that: (i) all of the fully-executed documents and funds described in Sections 6.4 and 6.5 below have been delivered to the Escrow Holder; and (ii) all of the conditions precedent have been satisfied or waived by the appropriate benefited party as provided in Section 4 above; provided, that the Closing shall take place (the “Closing Date”) on a date elected by Buyer not later than thirty (30) days after the expiration of the Development Approval Period, unless otherwise agreed upon by Seller and Buyer.
(b)Escrow Duties.  On the Closing Date, the Escrow Holder shall record the Deed and such other documents as the parties may direct to be recorded, in the Official Records of the County Recorder in the county where the Real Property is located and the Closing shall be deemed to have occurred upon recordation of the Deed.  On the Closing Date, (i) Buyer will direct the Escrow Holder to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, or as otherwise directed by Seller, the Purchase Price, less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement; and (ii) Seller will direct the Escrow Holder to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.  Promptly after Closing, the Escrow Holder shall deliver to each of the parties to this Agreement conformed copies of the recorded Deed and such other closing documents as mutually agreed upon by the parties.  The foregoing deliveries shall be made by overnight courier except that Buyer and Seller may elect not to exchange original counterparts and instead exchange electronic counterparts (by DocuSign or PDF, for example), with the exception of recordable documents that must be original.
6.4.Documents to be Delivered by Seller. Not later than one (1) business day before the Closing Date, Seller shall deliver to the Escrow Holder the following documents (collectively, “Seller’s Closing Documents”), duly executed by Seller and notarized where required:
(a)A special warranty deed in recordable form conveying fee title in and to the Real Property to Buyer, substantially in the form attached hereto as Exhibit D (the “Deed”);
(b)The following ancillary closing documents (collectively, “Ancillary Closing Documents”): (i) a bill of sale conveying title to any included personal property to Buyer, substantially in the form attached hereto as Exhibit E; and (ii) an assignment and assumption of Intangible Personal Property, substantially in the form attached hereto as Exhibit F;
(c)A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Escrow Agent to delete the removable standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Report; provided however, that Seller shall not be obligated to provide a title affidavit or an indemnity form addressing the pre-printed exceptions related to the Survey if Buyer has not provided a new or updated Survey to the Title Company as referenced in Section 3.3;

(d)Non-foreign certificates with respect to federal tax and any other tax(es) required by the city, county or state in which the Real Property is located, each in form and substance reasonably satisfactory to Buyer and Seller;
(e)The Declaration Estoppel;
(f)Such other documents and instructions as may be reasonably required by the parties or the Escrow Holder in order to close Escrow in accordance with the terms of this Agreement.
6.5.Funds and Documents to be Delivered by Buyer. On or before the Closing Date, Buyer shall deliver or cause to be delivered to the Escrow Holder the following funds and documents (collectively, “Buyer’s Closing Documents”, and together with Seller’s Closing Documents and the Ancillary Closing Documents, the “Closing Documents”), duly executed by Buyer and notarized where required:
(a)Immediately available funds in the amount equal to the sum of: (i) the Closing Payment, plus (ii) any costs or prorations chargeable to Buyer under this Agreement;
(b)The Ancillary Closing Documents;
(c)The Use Restriction Release (provided Buyer’s failure to deliver such shall not be default by Buyer) and
(d)Such other documents and instructions as may be reasonably required by the parties or the Escrow Holder in order to close Escrow in accordance with the terms of this Agreement.
6.6.Closing Costs and Prorations.
(a)Seller shall pay all escrow and recording fees, all county and city documentary transfer taxes applicable to this transaction, any fees or assessments due to any business park association, the cost of an ALTA standard coverage title policy insuring that Buyer holds fee title to the Real Property in the amount of the Purchase Price and of any endorsements required to remove exceptions to title that Seller previously committed to remove (including, without limitation, Required Corrections), and one-half of the customary closing costs and escrow fees of the Escrow Holder related to the transfer of the Property. Buyer shall pay any additional fees and costs related to Buyer’s election to obtain extended coverage and any endorsements other than those to be paid by Seller in accordance with the preceding sentence, the cost of recording of the Deed, and one-half of the customary closing costs and escrow fees of the Escrow Holder related to the transfer of the Property.  Except as otherwise provided in this Agreement, each party will be responsible for and bear all of its own costs and expenses incurred in connection with the proposed purchase and sale, including without limitation, all accounting, legal, and consultant fees and expenses.
(b)Real property taxes and assessments on the Real Property and all utilities charges (if any) shall be prorated as of the Closing (on the basis of actual days elapsed)

based upon the latest available bill.  If the current tax bill is not available at Closing, then the proration shall be made on the basis of 110% of the most recent ascertainable tax assessment and tax rate.  Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If taxes and assessments for the fiscal year in which Closing occurs or any prior years have not been paid before Closing, Buyer shall be credited by Seller at the time of Closing with an amount equal to that portion of such taxes and assessments which are ratably attributable to the period before the Closing Date and Buyer shall pay (or cause to be paid) the taxes and assessments prior to their becoming delinquent.  All prorations pursuant to this subparagraph (b) shall be subject to reconciliation as provided in Section 6.7 below which the parties will endeavor to perform within thirty (30) days after the date the tax bill for calendar year 2024 first becomes available.
(c)Intentionally omitted.
(d)The final readings and final billings for utilities will be coordinated by Seller and made if possible as of the day before the Closing Date, in which case Seller shall pay all such bills and no proration shall be made at the Closing with respect to utility bills.  Otherwise, all utilities shall be prorated based upon estimates using the most recent actual invoices.  Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Buyer at the Closing.  In the case of non-transferable deposits, Buyer shall be responsible for making any security deposits required by utility companies providing service to the Real Property.
(e)Intentionally omitted.
(f)To the extent any expenses for the Real Property have been paid by Seller prior to the Closing Date for the period following the Closing, Seller shall be credited for Buyer’s pro rata share thereof for the period following the Closing Date. To the extent any expenses for the Real Property relating to the period prior to Closing are accrued and unpaid as of the Closing Date, at Buyer’s election (1) Seller shall escrow proceeds for the same with Escrow Holder to pay such as they become due, or (2) Buyer shall be credited for Seller’s pro rata share of such expenses for the period prior to the Closing Date, provided that Buyer assumes the obligations pursuant to which such expenses arise.
6.7.Post-Closing Adjustments. If any of the prorations or adjustments required pursuant to Section 6.6 cannot be definitely calculated on the Closing Date, then they shall be estimated at the Closing and definitively calculated as soon after the Closing Date as practicable. As soon as the necessary information is available, Seller and Buyer shall conduct a post-Closing review to determine the accuracy of all prorations and adjustments. Within thirty (30) days after the completion of such determination, either party owing the other party a sum of money based on such subsequent proration(s), adjustments or post-Closing review shall pay said sum to the other party. The obligations of Seller and Buyer under this Section 6.7 shall survive the Closing for one (1) year, or in the case of real estate taxes, for a period of time equal to sixty (60) days following the date on which the bill for the 2024 real estate taxes is received.
7.Representations and Warranties.
7.1.Seller’s Representations and Warranties. Seller makes the following representations and warranties to Buyer (collectively, “Seller’s Representations”), which shall be deemed to have been made as of the Effective Date and the Closing. For purposes of this Agreement, the language “to Seller’s knowledge” or a similar phrase shall mean the actual knowledge of Michael Stefanski, a representative of Seller (the “Knowledge Individual”), who is the person who is most knowledgeable about the Property, and shall not be construed to imply any duty of inquiry or to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Knowledge Individual any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Knowledge Individual any individual personal liability.
(a)Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Real Property is located;
(b)Seller has full power and authority to enter into this Agreement, and has or at the Closing will have the entity power and authority to sell, transfer and convey all of its respective right, title and interest in and to the Property in accordance with this Agreement.  Without limiting the foregoing, all consents, approvals, orders and authorizations required to be obtained by Seller to execute this Agreement and the documents to be executed and delivered at Closing by Seller and to otherwise perform Seller’s obligations have been or at the Closing will have been obtained and this Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.  The compliance with or fulfillment of the terms and conditions of this Agreement will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Agreement or on the Property. Each of the persons signing this Agreement and the other documents contemplated by this Agreement on behalf of Seller has the legal right, power and authority to bind Seller.
(c)Seller has not received any written notice of any suit, action, special tax district, arbitration, legal, administrative or other proceeding or inquiry, current, pending or threatened against or relating to Seller or the Property, and, to Seller’s knowledge, no such pending or threatened suit, action, arbitration, legal, administrative or other proceeding or inquiry exists.
(d)Seller has not received any written notice from a public or private agency, association, the Design Control Committee or other governing body that there is any violation of any applicable law, ordinance, rule, regulation, covenant, use restriction, or requirement of any governmental agency, body, association, the Design Control Committee, governing body, or subdivision affecting or relating to the Real Property, and, to Seller’s knowledge, no such violations exist.
(e)Except for the Development Approvals or as may be disclosed in the Title Report, Seller has not entered into, and has no knowledge of, any agreement with or current application to any governmental authority with respect to any zoning modification, variance, exception, platting or other matter.  To Seller’s knowledge, neither Seller nor the Property is in violation or non-compliance with any restriction or covenant affecting the Property.

(f)Seller is not (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code of 1986 (the “Code”) or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan or plan’s investment in such entity.
(g)Except as may be disclosed in the Title Report, Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, condemnations, impositions or increases in assessed valuations to be made against the Property by any governmental authority, association or other governing body.
(h)Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).
(i)To Seller’s knowledge, the Real Property is not in violation of any federal, state or local law, ordinance or regulation relating to Hazardous Substances, industrial hygiene or the environmental conditions on, under or about the Real Property including, but not limited to, soil and ground water condition, which violation is a result of acts or omissions of Seller or Seller’s agents or contractors. The term “Hazardous Substances” shall mean any flammable explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances and other related materials including, without limitation, any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable federal, state or local laws or regulations.
(j)Seller has received no written notice from any governmental authority of any proposed condemnation of any portion of the Real Property and, to Seller’s knowledge, no such proposed condemnation exists.
(k)To Seller’s knowledge, none of the Property Documents furnished or made available by Seller to Buyer for review and inspection in accordance with Section 3.2 above are false or misleading in any material respect, and such Property Documents provided or made available by Seller pursuant to Section 3.2 above are all of the material documents and materials relating to the Property which are in Seller’s possession or under its control.
(l)To Seller’s knowledge, there are no encumbrances or liens against the Property, including, but not limited to, actual or impending mechanics’ liens against the Real Property, purchase options, mortgages or deeds of trust, other than those set forth in the Title Report.
(m)To Seller’s knowledge, Seller is not directly owned by any Physician; provided, however, that Seller’s parent company is a publicly traded company, material ownership of which is publicly disclosed and available for review. For purposes of the preceding sentence, “Physician” means a physician as defined in 42 CFR Section 411.351, an immediate family member of such person, or an entity that is owned in whole or in part by such person or an immediate family member of such person.

(n)Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
(o)To Seller’s knowledge, Seller is not in default, and Seller has not received any written notice of any default under any contracts, leases, agreements, easements, permits, entitlements or any other documents or instruments relating to or affecting this Agreement or the Real Property, nor to Seller’s knowledge are there any facts, circumstances, conditions or events which, but for notice or lapse of time, or both, would constitute or result in any material default.
(p)Seller is not currently identified on any list maintained by the United States Department of Treasury, Office of Foreign Asset Control, pursuant to its rules and regulations and applicable orders, and is not a person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States Law, regulation, or executive order of the President of the United States.
(q)To Seller’s knowledge, the Tangible Personal Property has not been assigned or conveyed to any other party (other than as security for any existing financing that will be released on Closing) it being acknowledged and agreed that the Tangible Personal Property to be conveyed to Buyer at Closing pursuant to this Agreement is subject to salvage as expressly permitted by this Agreement, additions, depletions, and replacements made by Seller in the ordinary course of business.
(r)There are no Leases or other occupancy agreement or Service Contracts in effect for the Real Property except as set forth on Exhibit B.
(s)To Seller’s knowledge, no person or entity holds any right of first refusal, right of first offer or other right to acquire the Property and, except as disclosed in the Property Documents or the Title Report, no person or entity holds any easement or any other right to use or occupy the Property.
(t)As used herein, the term “Exception Matters” shall refer to a matter disclosed to Buyer in the Property Documents or in writing or discovered by Buyer before the Closing, that would make a representation or warranty of Seller contained in this Agreement untrue or incorrect, including, without limitation, matters disclosed in writing to Buyer by Seller, or information obtained from interviews with tenants or property managers, or from any other person.  Seller shall promptly notify Buyer in writing if any of the representations and warranties of Seller set forth in this Agreement are no longer true and correct as of the Closing, and/or if any Exception Matter exists as of the Closing.  Buyer shall promptly notify Seller in writing of any Exception Matter of which Buyer obtains actual knowledge before the Closing.  If Buyer obtains actual knowledge of any material Exception Matter after the Effective Date, Buyer may elect to terminate this Agreement on the basis thereof, upon written notice to Seller prior to the Closing.  To the extent that any of the events or conditions described in such notification are caused as a result of a breach by Seller of this Agreement or because of Seller’s fraud, misrepresentation, or intentional nondisclosure of facts or other information, then Seller shall be deemed to be in default and Buyer shall have the remedies set forth in Section 10 below.  If the Exception Matter is not one which was caused as a result of a breach by Seller of this Agreement or because of Seller’s fraud, misrepresentation, or intentional nondisclosure of facts or other information, then, if Buyer elects by written notice to terminate this Agreement, this Agreement shall terminate and the Deposit and any Development Approvals Extension Deposit shall be released to Seller unless Seller elects to cure or remedy such Exception Matter and does so prior to the earlier of the Closing Date or the date that is ten (10) days after Buyer’s election to terminate.  Buyer’s failure to give such notice shall be deemed a waiver by Buyer of such Exception Matter.  Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder, except for those that expressly survive the termination of this Agreement.  Seller shall have no obligation to cure or remedy any Exception Matter even if Seller has notified Buyer of Seller’s election to cure or remedy any Exception Matter (except for Required Corrections), and, except as provided above, Seller shall have no liability to Buyer with respect to any Exception Matters.
(u)Seller’s Representations shall survive the Closing or earlier termination of this Agreement for a period of six (6) months (the “Sunset Period”) and shall not merge into the Deed. Seller shall have no liability after the Sunset Period with respect to Seller’s Representations (or any warranties, liabilities, covenants, indemnities, and/or obligations of Seller under this Agreement that expressly survive Closing or under any of the Closing Documents) contained herein except to the extent that Buyer has delivered notice to Seller during the Sunset Period and commenced litigation against Seller by filing and serving a lawsuit within 60 days after the expiration of the Sunset Period for breach of any of Seller’s Representations or any such warranties, liabilities, covenants, indemnities, and/or obligations of Seller under this Agreement that expressly survive Closing or under any of the Closing Documents.  Except for the Fundamental Representations (as defined below), under no circumstances shall Seller be liable to Buyer for more than one and one quarter percent (1.25%) of the Purchase Price (the “R&W Liability Cap”) in any individual instance or in the aggregate for a breach of any of Seller’s Representations that are not Fundamental Representations, nor shall Buyer be entitled to bring any claim for such breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Buyer exceeds $100,000.00, and at such point, Seller’s liability will relate back to the first dollar of damages (in other words, the $100,000.00 is not a deductible, but is rather a threshold).  In the event that Seller breaches any Seller’s Representation and Buyer had knowledge of such breach prior to the Closing Date, and elected to close regardless, Buyer shall be deemed to have waived any right of recovery in connection therewith, and Seller shall not have any liability in connection therewith. Notwithstanding the foregoing, any limitation on Seller’s post-Closing liability for breaches of Seller’s Representations shall not apply to Seller’s liabilities and obligations with respect to any claim by Buyer for damages if a court of competent jurisdiction determines, in a final, non-appealable judgment, that Seller committed fraud (which, for purposes of this Contract, shall mean a court of competent jurisdiction has determined, in a final, non-appealable judgment, that (i) Seller made a false representation of a material fact with knowledge of its falsity for the purpose of inducing Buyer to act thereon, (ii) Buyer relied upon such representation as true and acted upon it to its detriment, and (iii) such reliance was reasonable under the circumstances), and further, the R&W Liability Cap shall not apply to breaches of

Sections 7.1(a), (b), (f), (h), (n), and(p), and Section 13 which are collectively referred to herein as the “Fundamental Representations”.
7.2.Buyer’s Representations and Warranties. Buyer makes the following representations and warranties to Seller, which shall be deemed to have been made as of the Effective Date and the Closing:
(a)Buyer or its assignee has or will have full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
(b)Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and is qualified, or at Closing Buyer or its assignee will be qualified, to do business in the state in which the Real Property is located.  This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.  Each of the persons signing this Agreement and the other documents contemplated by this Agreement on behalf of Buyer has the legal right, power and authority to bind Buyer.
(c)Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
7.3.AS-IS.  The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the Effective Date and as of Closing except as expressly set forth in this Agreement and the Closing Documents.  Except as expressly set forth in this Agreement and the Closing Documents, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same.  The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.

Subject to the terms of Section 29 hereof, Buyer waives its right to recover from, and forever releases and discharges Seller’s Indemnified Parties from any and all Claims, that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.).  Without limiting the foregoing, Buyer, upon Closing, shall be deemed to have waived, relinquished and released Seller and all other Seller’s Indemnified Parties from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property.  As part of the provisions of this Section 7.3, but not as a limitation thereon, Buyer hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Buyer hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations.  Buyer agrees that should any cleanup, remediation or removal of Hazardous Substances or other environmental conditions on or about the Property be required after the date of Closing, such clean-up, removal or remediation shall not be the responsibility of Seller.

The provisions of this Section 7.3 shall survive Closing.

8.Legal Costs. If any party to this Agreement shall take any action to enforce this Agreement or bring any action or commence any proceeding for any relief against any other party, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ and experts’ fees and costs incurred in bringing such suit or arbitration and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action or proceeding and shall be paid whether or not such action or arbitration is prosecuted to judgment. Any judgment or order entered in such action or arbitration shall contain a specific provision providing for the recovery of attorneys’ and experts’ fees and costs incurred in enforcing such judgment. All fees and costs to be paid under this Section shall be determined by a court of competent jurisdiction and not by a jury. For purposes of this Section, attorneys’ and experts’ fees and costs shall include, without limitation, fees and costs incurred in the following: (a) post-judgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third-party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals.
9.Buyer’s Default; Liquidated Damages. If the Closing and the consummation of the transaction contemplated by this Agreement do not occur solely as a result of a default by Buyer, and Buyer fails to cure such default within five (5) business days’ notice thereof, then Seller, as its sole and exclusive remedy for Buyer’s default, shall be entitled to terminate this Agreement and retain the Deposit and any Development Approvals Extension Deposits deposited with Escrow Holder as liquidated damages, in which event neither party shall thereafter have any further liability or obligation to the other, except for any indemnity or other provisions in this Agreement that specifically survive the Closing or the earlier termination of this Agreement. If Buyer defaults in any of its other representations, warranties or obligations under this Agreement, and such default continues for more than ten (10) days after written notice from Seller, then Seller may terminate this Agreement at any time prior to such default being cured by giving written notice thereof, and upon termination Buyer shall forfeit the Deposit and any Development Approvals Extension Deposits deposited with Escrow Holder, and the Escrow Agent shall deliver the Deposit and any such Development Approvals Extension Deposits to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES DUE TO A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT AND ANY DEVELOPMENT APPROVALS EXTENSION DEPOSITS HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER ARISING FROM OR RELATED TO A BREACH BUYER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OTHER THAN WITH RESPECT TO BUYER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER, AND THAT PAYMENT OF SUCH AMOUNT TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY.

_____________________________________

Seller’s InitialsBuyer’s Initials

10.Default by Seller. If the transaction is not consummated solely as a result of a default (including a breach of any representation or warranty) by Seller, then Buyer may as its exclusive remedy either (a) terminate this Agreement by delivery of notice of termination to Seller, whereupon Seller shall immediately return the Deposit and any Development Approvals Extension Deposit deposited with Escrow Holder to Buyer, Seller shall pay any title and/or escrow fees charged by the Escrow Holder in connection with canceling the Escrow, and Seller shall reimburse Buyer for its verifiable and documented out-of-pocket third-party costs actually incurred in connection with the transaction contemplated herein, not to exceed the amount of $150,000.00 in the aggregate; or (b) subject to the conditions below, seek specific performance of Seller’s obligation to deliver the Deed pursuant to the Agreement (but not damages). Buyer may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Agreement only if, as a condition precedent to initiating such litigation for specific performance, Buyer first shall (i) not otherwise be in default under this Agreement; and (ii) file suit therefor with the court on or before the 60th day after the Closing Date; if Buyer fails to file an action for specific performance within 60 days after the Closing Date, then Buyer shall be deemed to have elected to terminate the Agreement in accordance with subsection (a) above. In the event Buyer elects to seek specific performance of Seller’s obligation to deliver the Deed in accordance with subsection (b) above, but such remedy is unavailable because Seller has deeded the Property to a third party on or prior to the Closing Date, then Buyer shall be entitled to bring a claim against Seller for its verifiable and documented out-of-pocket third-party costs actually incurred by Buyer in connection with this Agreement and in the pursuit of such damages from Seller.
11.Risk of Loss; Condemnation. All risk of loss shall remain with Seller until Closing.  Buyer shall not be entitled to terminate this Agreement in the event of destruction or damage of all or any portion of the Real Property. In the event of the taking of all or any material portion of the Real Property by eminent domain proceedings, or the commencement of such proceedings prior to Closing, that Buyer reasonably determines in good faith will materially adversely affect development of the intended Project, Buyer shall have the right, at Buyer’s option, to terminate this Agreement by delivering notice to Seller within ten (10) business days after Buyer’s discovery of such condemnation action, in which case (and notwithstanding any other provision to the contrary in this Agreement), the Deposit and any Development Approvals Extension Deposit deposited with Escrow Holder shall be released to Seller and except as otherwise provided herein, the parties shall have no further rights or obligations under this Agreement. If Buyer does not so terminate this Agreement, or there is substantial destruction or damage to any portion of the Real Property that does not give rise to Buyer’s right to terminate, then Buyer shall proceed to close with no reduction in the Purchase Price, in which event upon the Closing, there shall be a credit against the Purchase Price equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible or co-insurance, less any sums reasonably expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Real Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).  If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums reasonably expended to collect such proceeds or awards or to repair or restore the Real Property, and Seller shall retain the rights to such proceeds and awards to such extent. It is expressly agreed between the parties hereto that this Section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.
12.Delivery of Possession. Seller shall deliver possession of the Real Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Real Property a set of keys to the Real Property on the Closing Date.
13.Brokers. The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction.  If any person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all Claims incurred by the Indemnified Party in defending against the claim.  The provisions of this Section 13 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.
14.Notices. Any notice, demand, approval, consent, or other communication required or desired to be given under this Agreement shall be given in writing in the manner set forth below, addressed to the party to be served at the addresses set forth beneath such party’s signature on this Agreement, or at such other address for which that party may have given notice under the provisions of this Section. Any notice, demand, approval, consent, or other communication given by (a) mail shall be deemed to have been given on the third (3rd) business day immediately following the date it was deposited in the United States mail, first class and postage prepaid; (b) certified overnight courier service (such as Federal Express) shall be deemed to be given on the business day immediately following the date it was deposited with such service; (c) delivery in person or by messenger shall be deemed to have been given upon delivery in person or by messenger; or (d) electronic transmission (including email) shall be deemed to have been given on the date of transmission; provided, however, such electronic transmission shall only be deemed to have been so given if a copy of such notice is also deposited with a certified, overnight courier (such as Federal Express) on the business day immediately following the date on which such electronic transmission is sent.  Any notice to be delivered pursuant to this Agreement may be delivered by either Buyer or its counsel or Seller or its counsel and the delivery of notice by counsel instead of the applicable Buyer or Seller is expressly permitted and agreed to by the parties to this Agreement.
15.Confidentiality. Subject to the terms of Section 5.7, each of the parties hereto: (a) acknowledge that all information related to the Property (including third-party tests or studies with respect to the Real Property obtained by Buyer) and contained in this Agreement and/or in all documents referenced or contemplated herein or made available to Buyer for review and inspection or delivered by Seller to Buyer, not otherwise known to the public (collectively, the “Confidential Information”), is confidential and proprietary; (b) agree to hold the Confidential Information in confidence; and (c) further agree not to disclose the Confidential Information, or any portion thereof, to third persons without the prior written consent of the other party except: (i) to the extent necessary, to comply with any law, rule or regulation, or the valid order of any governmental agency or any court of any governmental agency or any court of competent jurisdiction; (ii) as part of such party’s normal reporting or review procedure, to its auditors and/or its attorneys; (iii) as necessary to enforce such party’s rights and perform its agreements and obligations under this Agreement; or (iv) as is required with respect to working with such party’s representatives and consultants toward the Closing; provided, that, after Closing, Buyer may freely disclose information regarding the operations at the Real Property without restriction (but not confidential information of Seller personally).  The foregoing shall not prohibit Buyer from communicating with public agencies or other third parties in connection with its due diligence or pursuing entitlements and/or approvals prior to Closing; provided, that Buyer maintains the confidentiality of Confidential Information.  Notwithstanding the foregoing, prior to Closing, either party shall have the right to disclose information with respect to the Property to its officers, directors, members, partners, employees, attorneys, accountants, environmental auditors, engineers, current and potential lenders, investors, insurers and permitted assignees under this Agreement and other consultants to the extent necessary to evaluate the transactions contemplated hereby and the Property provided that all such persons are told that such information is confidential and agree to keep such information confidential.
16.Intentionally Omitted.
17.Time of the Essence; Dates. Time is of the essence in the performance of each of the parties’ respective obligations contained in this Agreement. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 11:59 p.m. Denver, Colorado on such date or dates. References to “days” shall refer to calendar days except if such references are to “business days” which shall refer to days which are not a Saturday, Sunday, federal holiday or local holiday where the County Recorder’s office in the county where the Real Property is located is closed (a “Non-Business Day”). If any date specified in this Agreement falls on a Non-Business Day, such date shall be deemed to be the succeeding business day.

18.Further Assurances. The parties hereto agree to execute all such additional instruments and documents, including escrow instructions, and to take all such additional actions, as may be reasonable and necessary to carry out the provisions of this Agreement.
19.Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between Buyer and Seller pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
20.Binding on Successors. This Agreement shall be binding upon the parties, their heirs, personal representatives, assigns, and other successors in interest.
21.Assignment of Buyer’s Interest. Except as otherwise provided herein, Buyer may not assign its interests under this Agreement to any other party without the prior written consent of Seller, which shall not be unreasonably withheld. Notwithstanding the foregoing, Seller agrees that, without the prior written consent of Seller, Buyer may take title to the Real Property in the name of, or assign its rights to and delegate its duties and obligations under this Agreement, to any affiliate of Buyer without Seller’s consent; provided that any such assignment shall be in a writing delivered to Seller on or prior to the Closing. For purposes of this Section, affiliate includes any parent or subsidiary or joint venture of or including Buyer or any entity which, directly or indirectly, controls, is controlled by, or is under common control with Buyer, including any partnership, joint venture, corporation, trust or other entity, directly or indirectly through one or more intermediaries, controlled or managed in whole or in part by Buyer.
22.Severability. Each provision of this Agreement is severable from any and all other provisions of this Agreement. Should any provision of this Agreement be for any reason unenforceable, the balance shall nonetheless be of full force and effect.
23.No Merger. The obligations contained in this Agreement, except for those specifically discharged in Escrow (such as conveyance of title to the Real Property, placing any deeds of trust on the Real Property and delivery of money and documents in Escrow), shall not merge with transfer of title but shall remain in effect until fulfilled.
24.Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located without regard to the conflicts of laws principles thereof. The venue for any action, arbitration, or proceeding arising out of, or related to, this Agreement shall be in the County in which the Real Property is located.  In any civil litigation arising out of or related to this Agreement, trial shall be to the court and each party waives all rights to trial by jury.  Each party acknowledges and represents that it makes this waiver knowingly, voluntarily, and intentionally and after careful consideration of the ramifications of this waiver with legal counsel.

25.Attachments. All addenda, exhibits and schedules referred to herein are, unless otherwise indicated, incorporated herein by this reference as though set forth herein in full.
26.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original (including copies sent to a party by electronic means) as against the party signing such counterpart, but which together shall constitute one and the same instrument.
27.Reporting Obligations.  Seller and Buyer hereby designate the Escrow Holder to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.  If required, Seller, Buyer and the Escrow Holder shall execute at Closing a designation agreement designating the Escrow Holder as the reporting person with respect to the transaction contemplated by this Agreement.
28.No Recording.  Buyer shall not cause or allow this Agreement or any contract or other document related hereto, nor any memorandum or other evidence of this Agreement, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  If Buyer records this Agreement or any other memorandum or evidence thereof, Buyer shall be in default of its obligations under this Agreement.
29.Seller’s Post-Closing Salvage Activities.  During the Post-Closing Salvage Period (defined below), Seller, through its employees, agents, consultants, and vendors, shall have the right, at Seller’s sole cost and expense, to enter the Real Property and salvage the Salvaged Property from the Improvements after Closing (the “Salvage Activities”), provided that: (i) the vendor performing the Salvage Activities is reputable and carries the insurance required by this Section 29 and shall perform all work in compliance with laws (including, without limitation, environmental laws); (ii) the Salvage Activities are done in a professional manner and will leave the Improvements in a condition that may be safely demolished by Buyer promptly after the expiration of the Post-Closing Salvage Period; and (iii) the Salvage Activities shall not result in any materially increased cost to Buyer to demolish the Improvements and shall not disrupt, dislodge, or release any asbestos, lead paint, or other Hazardous Substance. Seller shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Real Property by reason of the Salvage Activities conducted by or for Seller. Seller shall maintain, and shall assure that its vendor maintains, commercial general liability insurance in amounts and in form and substance reasonably adequate to insure against liability of Seller and its agents, employees, contractors, or vendors, arising out of any entry to the Real Property pursuant to the provisions hereof, and Seller shall provide Buyer with evidence of such insurance coverage upon request by Buyer. Seller shall indemnify, protect, defend and hold harmless Buyer together with Buyer’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, and trustees (collectively, “Buyer’s Indemnified Parties”) from and against any and all Claims arising from the Salvage Activities; provided, however, Seller shall not be obligated to defend or indemnify Buyer, nor to repair any damage caused in whole or part by the gross negligence or willful misconduct of Buyer or Buyer’s Indemnified Parties. Buyer shall provide to Seller advance notice (the “Demolition Notice”) of Buyer’s anticipated demolition date (the “Demolition Date”) no fewer than sixty (60) days prior to the Demolition Date. The “Post-Closing Salvage Period” shall be a time period of thirty (30) days from start to finish, that shall commence on the date that is thirty-one (31) days prior to the Demolition Date.  If Buyer timely delivers the Demolition Notice to Seller and Seller fails to complete its Salvage Activities by the Demolition Date, Seller will be deemed to have waived its rights to conduct the Salvage Activities as of the Demolition Date and shall immediately vacate the Property to allow Buyer to commence its demolition. The provisions of this Section 29 shall survive the Closing for a period of one (1) year. Notwithstanding anything contained in this Agreement, the foregoing indemnity shall not cover, apply to or include, and Seller shall not be liable or responsible under this Agreement for, any punitive or exemplary damages, unless such punitive or exemplary damages are assessed against the Buyer by third parties, due to an action or omission to act of Seller.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as set forth below.

SELLER:

TTEC SERVICES CORPORATION,
a Nevada corporation

By:

Name: Kenneth Wagers

Its: Chief Financial Officer

Date signed: __________________

Address for Notices:

TTEC Services Corporation

6312 South Fiddler’s Green Circle, Suite 100N

Greenwood Village, Colorado 80111

Attn: Bill Hansen

E-mail: bill.hansen@ttec.com;

With a copy to:

TTEC Services Corporation

6312 South Fiddler’s Green Circle, Suite 100N

Greenwood Village, Colorado 80111

Attn: Margaret McLean

E-mail: margaret.mclean@ttec.com

With a copy to:

Brownstein Hyatt Farber Schreck, LLP

675 15th Street, Suite 2900

Denver, CO 80202

Attn: Nicole Ament and Angela Hygh

E-mail: nament@bhfs.com; ahygh@bhfs.com

BUYER:

CATHOLIC HEALTH INITIATIVES COLORADO,
a Colorado nonprofit corporation

By:

Name: Travis Messina

Its:  Authorized Signatory

Date signed: __________________

Approved as to form (Counsel for Buyer):

By:

Name: ___________________________________

Title: ____________________________________

Company/Firm: Polsinelli PC

Date:

Address for Notices:

CommonSpirit Health

3400 Data Drive

Rancho Cordova, CA 95670

Attn: National Real Estate Services

With a copy to:

CommonSpirit Health

198 Inverness Drive West

Englewood, CO 80112

Attn: SSVP National Real Estate Services

With a copy to:

CommonSpirit Health

3200 North Central Avenue, 23rd Floor

Phoenix, AZ 85012

Attn: Legal Team

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Purchase and Sale Agreement]

The undersigned Escrow Holder, acting as the escrow under this Agreement, hereby acknowledges receipt of the Deposit and a copy of this Agreement, and agrees to hold and dispose of the Deposit and otherwise to act as escrow holder in accordance with the provisions of this Agreement.

Escrow Holder:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:
Name:
Its:
Date signed: __________________

[End of Signatures]

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

LEGAL DESCRIPTION

Exhibit A-1

[PHX_278061]

29499749.11

95322334.8

EXHIBIT B

LIST OF LEASES AND SERVICE CONTRACTS

Leases:  None

Service Contracts:

●	Contract with Johnson Controls Fire Protection, LP
●	Landscape Maintenance Agreement with All Terrain Landscaping

[PHX_278061]Exhibit B-1

29499749.11

95322334.8

EXHIBIT C

[RESERVED]

[PHX_278061]Exhibit C-1

29499749.11

95322334.8

EXHIBIT D

FORM OF DEED

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is dated ______________, 2024, and is made between TTEC SERVICES CORPORATION, a Nevada corporation (“Grantor”), having an address of ___________________, and CATHOLIC HEALTH INITIATIVES COLORADO, a Colorado nonprofit corporation (“Grantee”), having an address of c/o CommonSpirit Health, 3400 Data Drive, Rancho Cordova, CA 95670, Attn:  National Real Estate Services.

WITNESS, that the Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby grants, bargains, sells, conveys and confirms unto the Grantee and the Grantee’s heirs, successors and assigns forever, all the real property, together with any improvements thereon, located in the County of Douglas, Colorado, described as follows:

Lot 1A, Meridian Office Park, Filing No. 3, 1st Amendment, County of Douglas, State of Colorado,

and

Lot 2, Meridian Office Park, Filing No. 3, County of Douglas, State of Colorado.

TOGETHER with all and singular the hereditaments and appurtenances thereunto belonging, or in anywise appertaining, the reversions, remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim and demand whatsoever of the Grantor, either in law or equity, of, in and to the above bargained premises, with the hereditaments and appurtenances;

TO HAVE AND TO HOLD the said premises above bargained and described, with the appurtenances, unto the Grantee and the Grantee’s heirs, successors and assigns forever. The Grantor, for the Grantor and the Grantor’s heirs, successors and assigns, does covenant and agree that the Grantor shall and will WARRANT THE TITLE AND DEFEND the above described premises, but not any adjoining vacated street or alley, if any, in the quiet and peaceable possession of the Grantee and the heirs, successors and assigns of the Grantee, against all and every entity, person or persons claiming the whole or any part thereof, by, through or under the Grantor except and subject to the matters set forth on Exhibit A, attached hereto and made a part hereof.

[Remainder of Page Intentionally Left Blank]

[PHX_278061]Exhibit D-1

29499749.11

95322334.8

IN WITNESS WHEREOF, the Grantor has executed this deed on the date set forth above.

TTEC SERVICES CORPORATION,
a Nevada corporation

By:________________________

Name:

Title:

STATE OF ____________)

) SS

COUNTY OF __________)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that ________________ as the _________________of TTEC SERVICES CORPORATION, a Nevada corporation, personally known to me, whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act for the purposes therein set forth.

Given under my hand and official seal, this ____ day of ________________, 2024.

_______________________________________

Notary Public

Commission expires:

[PHX_278061]Exhibit D-2

29499749.11

95322334.8

Exhibit A

To

Special Warranty Deed

Permitted Exceptions

[to be populated]

[PHX_278061]Exhibit D-3

29499749.11

95322334.8

EXHIBIT E

FORM OF BILL OF SALE

BILL OF SALE

This BILL OF SALE (“Bill of Sale”) is made and entered pursuant to that certain Purchase and Sale Agreement dated ___________, 20__ (the “Purchase Agreement”), by and between [_________________] (“Seller”), and [______________] (“Buyer”), with respect to Seller’s sale to Buyer of Sellers’s interest in that certain [___________] known as [_________] and representing the entirety of the [_________________], on an approximately [__] acre parcel of real property located in Douglas County, Colorado, known as APN: 2231-122-05-003 and 2231-122-05-002, and as more particularly described in the Purchase Agreement (the “Property”).  All capitalized terms used in this Bill of Sale but not expressly defined herein shall have the meanings ascribed to them in the Purchase Agreement.

In consideration of the sum of Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby convey, assign, and transfer to Buyer, all of Seller’s right, title and interest in and to all fixtures, equipment and articles of personal property owned by Seller (collectively, the “Tangible Personal Property”) which are located at and used solely in connection with the operation of the Property.  The Tangible Personal Property shall not include any personal property owned by tenants, vendors or lessees under service contracts or the Salvaged Property.

This Bill of Sale shall be conditioned upon and effective upon the conveyance of Seller’s interest in the Property to Buyer (“Effective Date”).  This Assignment shall be binding on and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns. The parties shall cooperate, take such additional actions and execute, acknowledge where required, and deliver, such additional documents or instruments as may be reasonably necessary under the circumstances to effectuate the intent of the parties pursuant to this Bill of Sale.  This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Colorado.  The terms hereof shall survive the conveyance by Seller to Buyer of the Property.  This Bill of Sale may be executed in multiple counterparts (including copies sent to a party by electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Except as expressly set forth in the Purchase Agreement, Seller makes no representations or warranties, express or implied, of any kind or nature whatsoever with respect to the items assigned hereby (including any implied warranty of merchantability or of fitness for a particular purpose), it being expressly understood that Buyer has made its own investigation of the items assigned hereby, if any, and is acquiring the items assigned hereby “AS-IS, WHERE-IS, IN THEIR CURRENT CONDITION, WITH ALL FAULTS”.

[Signatures to follow]

[PHX_278061]Exhibit E-1

29499749.11

95322334.8

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as set forth below.

EXHIBIT – DO NOT SIGN _________________________	EXHIBIT – DO NOT SIGN ________________________
SELLER: By: EXHIBIT – DO NOT SIGN Name: Name: Its: Date:________________________________________________	BUYER: By: EXHIBIT – DO NOT SIGN Name: Its: Date:________________________

[PHX_278061]Exhibit E-2

29499749.11

95322334.8

EXHIBIT F

ASSIGNMENT OF INTANGIBLE PERSONAL PROPERTY

This Assignment of Intangible Personal Property (this “Assignment”) is made and entered into __________, 20___, by and between ____________________ (“Assignor”), and ____________________ (“Assignee”).

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title, and interest in and to the following (collectively, the “Assigned Items”):   (A) all warranties held by Assignor; and (B) all zoning, use, occupancy and operating permits, and other permits, licenses, approvals and certificates, maps, plans, specifications, studies, reports and other construction and/or development related documents, if any, and all other Intangible Personal Property (as defined in the Agreement) owned by Assignor and used exclusively in the use or operation of the Real Property and/or Tangible Personal Property (each as defined in the Agreement), and any utility contracts or other agreements or rights relating to the use and operation of the Real Property and/or Tangible Personal Property (collectively, the “Intangible Personal Property”).

ASSIGNEE ACKNOWLEDGES AND AGREES, BY ITS ACCEPTANCE HEREOF, THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF ASSIGNOR CONTAINED IN THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS OF  __________________, 20___, BY AND BETWEEN ASSIGNOR AND ASSIGNEE (OR ASSIGNEE’S PREDECESSOR-IN-INTEREST) (THE “AGREEMENT”), THE ASSIGNED ITEMS ARE CONVEYED “AS IS, WHERE IS” AND IN THEIR PRESENT CONDITION WITH ALL FAULTS, AND THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER.

Assignor agrees to indemnify, defend and hold Assignee harmless from and against any claim, demand, cause of action, charge, judgment, damage, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of any of the Intangible Personal Property in connection with events occurring prior to the date of this Assignment.  In addition, Assignee agrees to indemnify, defend and hold Assignor harmless from and against any claim, demand, cause of action, charge, judgment, damage, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of any of the Intangible Personal Property in connection with events occurring on or after the date of this Assignment.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[PHX_278061]Exhibit F-1

29499749.11

95322334.8

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

Assignor:

 ,
a

By:
Its:

Assignee:

 ,
a

By:
Its:

[PHX_278061]Exhibit F-2

29499749.11

95322334.8